May 11, 2009

Neah Power Systems, Inc.
Chris D’Couto, President
22118 20th Avenue SE, Suite 142
Bothell, WA 98021

Mr. D’Couto,

Per our conversation, this is SolCool One, LLC’s notice to exit the Purchase Agreement between the LLC and Neah due to a failure to fund by Neah on a timely basis.  This termination will be effective Wednesday, May 13, 2009.

Upon termination, all agreements except non-disclosure agreements between the LLC and Neah written or otherwise are null and void.

As of the date of this notice there are no debt obligations, payables, receivables, employment or tax obligations between the LLC and Neah.

All non-disclosure documents are in force per the terms and conditions of the respective documents.

It has been a pleasure to work with you and your team. Under more favorable circumstances our efforts may have been able to realize the vision we articulated.

Very Best Regards,

/mark walsh/

Mark Walsh, Manager
SolCool One, LLC

1881 Commercecenter East   • Suite   216   •   San Bernardino , CA 92408
909- 806-3563 ph • 909- 806-3564 fax
www.solcool.net